Exhibit 4.1

WARRANT AGREEMENT ADDENDUM

        This Warrant Agreement Addendum (this “Addendum”) is entered into as of the 27th day of July, 2009, by and between Macatawa Bank Corporation, a Michigan corporation (the “Company”) and Registrar and Transfer Company, a New Jersey corporation (the “Warrant Agent”). This Addendum amends and supplements the Warrant Agreement dated, June 16, 2009, between the Company and the Warrant Agent (the “Warrant Agreement”).

        The Warrants shall be issued in two series. The total aggregate number of Warrants including both series shall in no event entitle the Holders of such Warrants to purchase more than an aggregate of one million five hundred thousand (1,500,000) Warrant Shares (subject to adjustment pursuant to Section 8 of the Warrant Agreement).

        The first series (CUSIP No. 554225 11 0) consisted of 1,361,753 Warrants issued to the initial Holders of the first series on June 17, 2009. For purposes of determining the Exercise Period under the Warrant Agreement for the first series, the first series Warrants were issued to the initial Holders on June 17, 2009. The form of Warrant Certificate for the first series was attached to the June 17, 2009 Warrant Agreement.

        The second series (CUSIP No. 554225 12 8) consists of 117,058 Warrants to be issued to the initial Holders of the second series on July 27, 2009. For purposes of determining the Exercise Period under the Warrant Agreement for the second series, the second series Warrants are issued to the initial Holders on July 27, 2009. The form of Warrant Certificate for the second series is attached to this Addendum.

        Except as modified by this Addendum, the terms of the Warrant Agreement remain in full force and effect.

        All capitalized terms used but not defined in this Addendum shall have the meanings ascribed to them in the Warrant Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY: Macatawa Bank Corporation
By:
Name:
Title:

WARRANT AGENT: Registrar and Transfer Company
By:
Name:
Title:

Attachment: Form of second series Warrant Certificate